EXHIBIT 5.1

 THE SOURLIS LAW FIRM

Virginia K. Sourlis, Esq., MBA*	The Galleria
Philip Magri, Esq.+	2 Bridge Avenue
Joseph M. Patricola, Esq.*+	Red Bank, New Jersey 07701
Daniel Kobrinski, Esq., LLM+#	(732) 530-9007 Fax (732) 530-9008
www.SourlisLaw.com
* Licensed in NJ	Virginia@SourlisLaw.com
+ Licensed in NY
# Licensed in DC

September 4, 2007

Board of Directors
Fresca Worldwide Trading Corporation
7337 Oswego Road
Liverpool, New York 13090

Re:	Registration Statement on Form SB-2 Resale of 120,000 Shares of Common Stock

Dear Board of Directors:

We have acted as securities counsel to Fresca Worldwide Trading Corporation, a Nevada corporation (the "Company"), in connection with the preparation of the Company’s registration statement on Form SB-2 (the "Registration Statement") filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the "Act"), to register an aggregate of  120,000 shares, par value $0.001 per share, of common stock of the Company on behalf of the Selling Stockholders named in the Registration Statement (the “Shares”).

In our capacity as counsel to the Company, we have reviewed the Company's articles of formation and by-laws, as amended, resolutions adopted by the Company's Board of Directors, the Registration Statement, the exhibits to the Registration Statement and such other records, documents, statutes and decisions, as we have deemed relevant in rendering this opinion.

In our examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons signing or delivering any instrument, the authenticity of all documents admitted to us as originals, the conformity to original documents submitted to us as certificated or photostatic copies, the authenticity of the originals of such latter documents and the date of authorization and valid execution and delivery of all documents. As to any facts material to this opinion, we have relied upon statements and representations of officers and other representatives of the Company.

We have not made any investigation of the laws of any jurisdiction other then the federal laws of the United States and the statutory provisions of the New Jersey Corporation Law. Accordingly, to the extent that the laws of any other jurisdiction govern any of the agreements, matters or transactions as to which we express an opinion below, we have assumed for purposes of this opinion, with your permission and without independent investigation, that such laws are the same as the laws of the State of New Jersey, and we express no opinion as to whether such assumption is reasonable or correct. We are expressing no opinion as to compliance by the Company or the directors or officers thereof with state or federal anti-fraud laws, in connection with the issuance and sale of the Shares.

Based upon the foregoing and having regard for such legal considerations as we deem relevant, we are of the opinion that the Shares (i) have been duly and validly authorized for issuance (ii) are legally issued, fully paid and non-assessable under Chapter 78 of Title 7 of the Nevada Revised Statutes.

We hereby consent to the prior filing of this opinion as an exhibit to the Registration Statement, as may be amended from time to time. We also consent to the reference to my name and this firm’s under the heading “Legal Matters” in the prospectus which forms a part of the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

The Sourlis Law Firm

/s/ Virginia K. Sourlis, Esq.

Virginia K. Sourlis, Esq.